Exhibit 99.1

FOR IMMEDIATE RELEASE

First Western Financial, Inc. Redeems Preferred Stock and Subordinated Notes due 2020

DENVER, Colorado (August 2, 2018) — First Western Financial, Inc. (NASDAQ: MYFW), a financial holding company headquartered in Denver, Colorado (“First Western”), announced today that effective July 26, 2018 it has redeemed at par value all of its outstanding shares of preferred stock, which consisted of 8,559 shares of Series A preferred stock, 428 shares of Series B preferred stock, 11,881 shares of Series C preferred stock, and 41,000 shares of Series D preferred stock.  The aggregate redemption price for the preferred stock was $25.4 million, including accrued and unpaid dividends.

In addition, First Western also redeemed effective July 26, 2018 all of its subordinated notes due 2020 for an aggregate redemption price of $6.9 million, including accrued and unpaid interest.

The preferred stock and subordinated notes due 2020 were redeemed using the proceeds from First Western’s recently completed initial public offering, which closed on July 23, 2018.  First Western previously received all necessary regulatory approvals for these redemptions.

About First Western Financial, Inc.

First Western is a financial holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California.  First Western Financial, Inc. and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services.  First Western’s common stock is traded on the NASDAQ Global Select Market under the symbol “MYFW.”

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing.  Forward-looking statements reflect various assumptions and involve elements of subjective judgement and analysis, which may or may not prove to be correct, and which are subject to uncertainties and contingencies outside the control of First Western and its respective affiliates, directors, employees and other representatives, which could cause actual results to differ materially from those presented in this communication. No representations, warranties or guarantees are or will be made by First Western as to the reliability, accuracy or completeness of any forward-looking statements contained in this communication or that such forward-looking statements are or will remain reliable, accurate or complete based on current reasonable assumptions. You should not place undue reliance on any forward-looking statements contained in this communication. Any forward-looking statement speaks only as of the date on which it was initially made.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

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Media Contacts:

Scott C. Wylie
Chairman, Chief Executive Officer and President
303.531.8101

Julie A. Courkamp

Chief Financial Officer

303.531.8132